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                                                                EXHIBIT 99.4


                     1996 CREDIT MANAGEMENT SOLUTIONS, INC.
                   NON-QUALIFIED STOCK OPTION PLAN AGREEMENT


_______________________, Optionee:

        The option set forth herein is being granted by Credit Management Solutions, Inc. (the "Company") pursuant to the 1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan (the "Plan").

        The Company, has of the __th day of _________, 1996 (the "Effective Date"), granted to you an option to purchase shares of the common stock of the Company, par value $.01 per share ("Common Stock"). This option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        The details of your option are as follows:

        1.      (a)     The total number of shares subject to this option is
___________________ (__________) (the "Option Shares").

                (b) Subject to the foregoing and the limitations contained herein, this option shall vest and be exercisable as follows:

                        (i) 10% or __________ of the Option Shares shall vest and be exercisable immediately;

                        (ii) 20% or __________ of the Option Shares shall vest and be on and after December 15, 1997;

                        (iii) 20% or __________ of the Option Shares shall vest and be exercisable on and after December 15, 1998;

                        (iv) 20% or __________ of the Option Shares shall vest and be exercisable on and after December 15, 1999;

                        (v) 20% or __________ of the Option Shares shall vest and be exercisable on and after December 15, 2000; and

                        (vi) 10% or __________ of the Option Shares shall vest and be exercisable on and after December 15, 2001.

                (c) An appropriate and proportionate adjustment shall be made in the number and kind of Option Shares and in the exercise price per share in the event the outstanding shares of the Common Stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through merger, consolidation, recapitalization, reorganization, reclassification, stock split, stock dividend, combination of shares or similar event. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of this option but with a corresponding adjustment in the price for each share subject to the option. An appropriate adjustment shall be made in the exercise price per share of Option Shares in the event such adjustment is deemed appropriate as a result of the Securities and Exchange Commission's review of the Company's initial Registration Statement covering shares of Common Stock filed under the Securities Act of 1933.
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as amended. Adjustments under this section shall be made by the Board of
Directors whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive.

        2.      (a)     The exercise price of this option is ___________dollars
($_____) per share.

                (b) The exercise price per share shall be paid upon exercise of all or any part of each installment which has become exercisable by you at the time the option is exercised in cash or by a check payable to the order of the Company. In the sole and absolute discretion of the Company, the Company may accept a promissory note or other shares of Common Stock in partial or full payment of the purchase price of Common Stock being acquired pursuant to exercise of this option. In the event such Common Stock is accepted as payment, such Common Stock shall be valued at its then current fair market value.

        3. The minimum number of shares with respect to which this option may be exercised at any one time is one hundred (100). However, in the event that at any time there are less than one hundred (100) shares that may be acquired at such time through exercise of this option, the number of shares that may be acquired through option exercise at such time shall be the minimum number of shares.

        4. The Company may require the Optionee or any person to whom an option is transferred under paragraph 7, as a condition of exercising the option, to give written assurance satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock.

        5. The term of this option commences on the Effective Date and may be exercised by you only with respect to the vested portion of this Option and only while you are an employee and have maintained Continuous Service (as defined in the Plan) from the date hereof or within three months after termination of such Continuous Service (but not later than the tenth anniversary of the Effective Date), except if your Continuous Service terminates by reason of:

                (a) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment agreement between you and the Company (and, in the absence of any such agreement, shall mean termination because of your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, other than traffic violations or similar offenses) then your rights to exercise this Option shall expire on the date of such termination;

                (b) Death, then all Option Shares which have vested and which vest within two years of the date of your death may be exercised within two years from the date of your death (but not later than the tenth anniversary of the Effective Date) by the personal representatives of your estate or person or persons to whom your rights under this option shall have passed by will or by laws of descent and distribution;

                (c) Permanent and Total Disability (as such term is defined the Plan), then all Option Shares which have vested and which vest within two years of the date of your disability may be exercised within two years from the date of such Permanent and Total Disability (but not later than the tenth anniversary of the Effective Date).

        6. This option may be exercised, to the extent specified above, by delivering written notice of exercise (specifying the number of Option Shares to be purchased) together with the exercise price to such person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

        7. This option is not assignable or transferable, except at death by will or by the laws of descent and distribution, and is exercisable during your life only by you or by your personal representative.

        8. Any notices provided for in this option shall be given in writing and shall be deemed effectively


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given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

        9. You shall have no rights as a shareholder with respect to Option Shares covered by this option until the date of issuance to you of a certificate representing such shares. No adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

        10. You represent that this option and any Common Shares which may be acquired hereby are being acquired by you for your own account and not for resale; and you agree: (a) that the Option Shares may not be registered under the Securities Act of 1933, as amended, or any state securities law; (b) that transfer of the Option Shares will be severely limited, and that none of the Option Shares may be sold, transferred, pledged, or hypothecated unless first registered under such laws or unless counsel satisfactory to the Company has given an opinion that registration under such laws is not required; (c) that certificates for the Option Shares may contain the following legend: "The common shares represented by this certificate were acquired for investment only and not for sale. They have not been registered under the Securities Act of 1933 or any state securities law. These shares may not be sold, transferred, pledged, or hypothecated unless first registered under such laws, or unless the Company has received an opinion of counsel satisfactory for it that registration under such laws is not required;" (d) that the Company may issue stop transfer instructions to its transfer agent or make a notation to such effect on its appropriate records; and (e) that the sale of Option Shares in market transactions be limited to transactions described in Rule 144 of the Securities and Exchange Commission.

        11. The Company is not providing you with advice, warranties, or representations regarding any of the legal, tax or business effects to you with respect to this grant. This document has been prepared by the Company's legal counsel. You are encouraged to seek legal, tax and business advice from your own legal, tax and business advisers as soon as possible.

        Dated as of the     th day of            , 1996.
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                                     Very truly yours,

                                     CREDIT MANAGEMENT SOLUTIONS, INC.



                                     By:
                                         -------------------------------------
                                         James R. DeFrancesco
                                         President and Chief Executive Officer


        The undersigned acknowledges receipt of the foregoing option and understands that all rights and liabilities with respect to this option are set forth herein.

        Acknowledged as of this     th day of             , 1996.
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                      Address: ---------------------------

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